Sub-Item 77D: Policies with respect to Security Investments

The Goldman Sachs Managed Futures Strategy Fund may invest in commodity index-linked notes. The enhancements to the investment strategy of the Goldman Sachs Managed Futures Strategy Fund are described the Fund’s Prospectus, filed pursuant to Rule 485(b) under  the Securities Act of 1933 with the Securities and Exchange Commission on April 30, 2014 (Accession No. 0001193125-13-413681) , which is incorporated herein by reference.